Exhibit 4.9

FORM OF SUBORDINATED NOTE

CBB BANCORP

THIS OBLIGATION (THIS “SUBORDINATED NOTE”) IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS (OTHER THAN CREDITORS OF EXISTING OR FUTURE SUBORDINATED DEBT) OF CBB BANCORP (THE “COMPANY”), INCLUDING OBLIGATIONS OF THE COMPANY TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES. IN THE EVENT OF LIQUIDATION ALL CREDITORS OF THE COMPANY (OTHER THAN CREDITORS OF EXISTING AND FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY) SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS SUBORDINATED NOTE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH CREDITORS, THE HOLDER OF THIS SUBORDINATED NOTE AND THE HOLDERS OF OTHER OBLIGATIONS RANKING PARI PASSU WITH THIS SUBORDINATED NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE COMPANY THE UNPAID PRINCIPAL AMOUNT OF THIS SUBORDINATED NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE COMPANY.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SUBORDINATED NOTE.

THIS SUBORDINATED NOTE MAY BE TRANSFERRED AND/OR SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLANS, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLANS TO FINANCE SUCH PURCHASE, OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF ANY OF THE SUBORDINATED NOTES SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

CBB BANCORP

3.50% FIXED-TO-FLOATING Subordinated Note DUE 2031

Certificate No.: 2031-[●]	CUSIP (QIBs): [●]
CUSIP (Accredited Investors): [●]

U.S. $[●]	Dated: December 22, 2021

FOR VALUE RECEIVED, the undersigned, CBB Bancorp, a Georgia corporation (the “Company”), promises to pay to the order of [●] or its registered assigns (collectively, the “Holder”), the principal amount of $[●] ([●] MILLION DOLLARS), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than December 22, 2031 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Interest on this Subordinated Note will be payable in arrears on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2022 through the Maturity Date, with a final payment due on the Maturity Date, to the Holder of record on the fifteenth (15th) day of the month of each such date.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CBB BANCORP

By:
Richard E. Drews, Jr.
Chief Executive Officer

ATTEST:

[●]

Secretary

[REVERSE SIDE OF NOTE]

CBB BANCORP

3.50% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2031

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on the original issue date of this Subordinated Note, until December 22, 2031 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate provided herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the “Notes” referred to in that certain Subordinated Note Purchase Agreement, dated December 22, 2021 (the “Purchase Agreement”), by and among the Company, the Holder (referred to therein as the “Purchaser”) and the other Purchasers (as defined therein) of the Notes, and the Subordinated Note is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.                   Interest.

(a)                Computation and Payment of Interest. This Subordinated Note will bear interest (i) from and including the original issue date of this Subordinated Note to but excluding December 22, 2026 (the “Fixed-Rate Period End Date”) (or the earlier Redemption Date contemplated by Section 4(a) herein), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2022, through the Fixed-Rate Period End Date (each, a “Fixed Interest Payment Date”) at simple interest of three and one-half percent (3.50%) per annum (the “Fixed Interest Rate”); and (ii) from and including the Fixed-Rate Period End Date to but excluding the Maturity Date (the “Floating-Rate Period”), at the rate per annum, reset quarterly on the first day of each Floating-Rate Quarterly Period (as defined below), equal to the Benchmark plus 242 basis points (the “Floating Rate Spread”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each such quarter a “Floating-Rate Quarterly Period”) of each year during the Floating-Rate Period through the Maturity Date (the “Floating Interest Rate”), with a final payment due on the Maturity Date (each, a “Floating Interest Payment Date” and, together with each Fixed Interest Payment Date, an “Interest Payment Date”). For the avoidance of doubt, the payment of interest on March 31, 2022 shall include interest based upon the Fixed Interest Rate for the period beginning with the original issue date of this Subordinated Note through but excluding March 31, 2022. The payments of interest and principal, if any, due on any Interest Payment Date shall be paid to the holders of record on the fifteenth (15th) of the month of each Interest Payment Date. Interest, whether based on the Fixed Interest Rate or the Floating Interest Rate, shall be computed on the basis of thirty (30)-day months and a year of three hundred sixty (360) days. Notwithstanding any other provision of this Subordinated Note, at any time when the Benchmark (including any Benchmark Replacement), as determined in accordance with this Section 1, is less than zero, the Benchmark shall be deemed to be zero until the Benchmark as determined in accordance with this Section 1 shall exceed zero.

(b)                Effect of Benchmark Transition Event.

(i)                 Benchmark Replacement. If the Company or its designee reasonably determines in good faith that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Subordinated Note in respect of such determination on such date and all determinations on all subsequent dates.

(ii)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time, and such changes shall become effective without consent from any other party.

(iii)             Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to this Section 1(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company or its designee’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from any other party.

(iv)              Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark; provided that if (a) the Company or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating-Rate Quarterly Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee reasonably determines in good faith that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Company or its designee in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the Floating Rate Spread.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Company or its designee after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark, (or a successor administrator) on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means the CME Group or any entity designated by the Relevant Governmental Body as the successor administrator of Term SOFR.

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating-Rate Quarterly Period, as determined by the Company or its designee after giving effect to the Three-Month Term SOFR Conventions.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating-Rate Quarterly Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Floating-Rate Quarterly Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

2.                   Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a business day, such payment shall be made on the next succeeding business day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York are permitted or required by any applicable Law or executive order to close.

3.                   Transfer. The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Note. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Note will initially be issued in certificated form. Subject to the transfer restrictions set forth on the face hereof, this Subordinated Note may be transferred in whole or in part; provided, however, the Subordinated Note may only be transferred in minimum denominations of $100,000 principal amount and multiples of $1,000 principal amount in excess thereof, at the principal offices of the Company or Registrar, accompanied by due endorsement or written instrument of transfer. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee.

4.                   Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)                Notice of Certain Events. The Company shall provide written notice to the Holder of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than fifteen (15) business days following the Company’s becoming aware of the occurrence of such event:

(i)                 the total risk-based capital ratio of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable Law) or any of the Company’s banking subsidiaries (each, a “Bank”) becomes less than ten percent (10.0%);

(ii)               the Company, the Bank, or any executive officer of the Company or the Bank becomes subject to any formal, written regulatory enforcement action;

(iii)             the ratio of non-performing assets to total assets of the Bank, as calculated by the Company in the ordinary course of business and consistent with past practices, becomes greater than five percent (5.0%);

(iv)              the appointment, resignation, removal or termination of the executive chairman, chief executive officer, president or chief financial officer of the Company; or

(v)                there occurs a change in ownership of twenty-five percent (25.0%) or more of the voting securities of the Company, except as a result of the issuance of Company common stock.

(b)                Compliance with Laws. The Company and the Bank shall comply with the requirements of all Laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)                Taxes and Assessments. The Company and each of its Subsidiaries shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)                Compliance Certificate. If the Company is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, then, not later than forty-five (45) days following the end of each fiscal quarter, the Company shall provide the Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether as of the end of such immediately preceding fiscal quarter, (i) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Company; or (iv) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

(e)                Financial Statements; Access to Records.

(i)                 In the event that the Company has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9SP to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) within forty-five (45) days following the end of any fiscal quarter ending June 30 or December 31, the Company shall provide the Holder with copies of the Company’s unaudited consolidated balance sheet and statement of income for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice and in a form substantially similar to the form provided to the Holders prior to the date hereof. Quarterly financial statements, if required herein, shall be unaudited and, except for the balance sheet and statement of income for the Bank, need not comply with GAAP.

(ii)               Not later than one hundred-twenty (120) days from the end of each fiscal year, the Company shall provide the Holder with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of date of the fiscal year end and the related statements of income and retained earnings, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

(iii)             In addition to the foregoing Sections 4(e)(i) and (ii), the Company shall furnish Holder with such financial, business and legal information of the Company and the Bank, and afford Holder with reasonable access to inspect Company records, in each case as Holder may reasonably request in order to allow Holder to confirm compliance by the Company with this Subordinated Note. Notwithstanding the foregoing, in no event shall Company or Bank be obligated hereunder to furnish or share (A) confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, reports of examination, or any other confidential, supervisory information, (B) any information that could cause Company or Bank to waive attorney/client privilege, (C) any information the disclosure of which would be prohibited by applicable law, rule, or regulation or (D) any information which the Company or Bank is prohibited from disclosing pursuant to the terms of any third-party confidentiality or non-disclosure agreement.

(f)                 Business Continuation. The Company and each of its Subsidiaries shall use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Bank, including but not limited to (i) maintaining the corporate existence of the Company and the Bank, and (ii) conducting the business of the Company and the Bank in the ordinary course of business consistent with past practice.

5.                   Negative Covenants.

(a)                The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable Law) or the Bank are not “well capitalized” for regulatory capital purposes, both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution.

(b)                Other than in connection with a Corporate Transaction which complies with Section 8 hereof, the Company shall not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Company ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than one hundred percent (100%) of the capital stock of the Bank.

6.                   Subordination.

(a)                The obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to its general and secured creditors, whether now outstanding or hereafter incurred, except such other creditors holding obligations of the Company ranking by their terms on a parity with (including, without limitation, the other Notes referred to in the Purchase Agreement) or junior to this Subordinated Note. No provision of this Subordinated Note shall be construed to prohibit or restrict the Company’s ability to issue, renew or extend any senior indebtedness or obligations that rank on a parity with or junior to this Subordinated Note. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all such senior indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior senior indebtedness, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note (including but not limited to the holders of the other Notes referred to in the Purchase Agreement), shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms.

(b)                Notwithstanding the provisions of Section 6(a) above, the obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be senior in right and interest of payment to the indebtedness of the Company in connection with any future indebtedness of the Company that is expressly made junior to this Subordinated Note by the terms of such indebtedness. Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

(c)                The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

7.                   Events of Default and Remedies.

(a)                Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i)                 the Company fails to pay any principal of or installment of interest on this Subordinated Note when due (or, in the case of interest, after a fifteen (15)-day grace period);

(ii)               the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 7 and such failure continues for a period of thirty (30) days after the Company has received written notice thereof from the Holder;

(iii)             any certification made pursuant to the Purchase Agreement or this Subordinated Note by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading in any material respect;

(iv)              the Company or the Bank (A) becomes insolvent or unable to pay its debts as they mature, (B) makes an assignment for the benefit of creditors, or (C) admits in writing its inability to pay its debts as they mature; or

(v)                the Company or the Bank becomes subject to a receivership, insolvency, liquidation, or similar proceeding.

(b)                Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)                 solely pursuant to a default under Section 7(a)(v), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary; or

(ii)               exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 7(b)(i).

(c)                Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes. The limitations imposed by the provisions of this Section 7(c) shall apply whether or not notice of an Event of Default has been given.

(d)                Reimbursement of Expenses. Upon the occurrence of any Event of Default, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note and subject to any applicable Law, the Company shall pay Holder’s reasonable fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or other related documents.

(e)                Other Remedies. Nothing in this Section 7 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Section 7(b).

8.                   Successors to the Company.

(a)                Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, nor effect a Change in Bank Ownership to, any Person (each, a “Corporate Transaction”) unless:

(i)                 except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii)               immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

“Change in Bank Ownership” means the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Bank, in either case resulting in ownership by the Company of less than 80% of the Bank.

(b)                Successor as Company. Upon compliance with this Section 8, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Subordinated Notes.

9.                   Amendments and Waivers.

(a)                Amendment of Subordinated Notes. Except as otherwise provided in this Section  9, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50.0%) of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any past or existing default, or non-compliance with any provision waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)                 reduce the principal amount of the Subordinated Note;

(ii)               reduce the rate of or change the time for payment of interest on any Subordinated Note;

(iii)             extend the maturity of any Subordinated Note;

(iv)              make any change in Sections 6 through 9 hereof;

(v)                make any change in Section 11 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)              disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)                Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 9(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)                Amendments Without Consent of Holders. Notwithstanding Section 9(a) hereof but subject to the provisos contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to: (i) cure any ambiguity, defect or inconsistency therein; (ii) provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes; or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

10.               Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes referred to in the Purchase Agreement and (b) subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

11.               Optional Redemption.

(a)                Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the original issue date of this Subordinated Note, except that in the event (i) the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that this Subordinated Note no longer qualifies as “Tier 2” Capital (as defined by the Board of Governors of the Federal Reserve (the “Federal Reserve”)) (or its then equivalent) as a result of a subsequent event or as a result of a change in law or regulation, or interpretation or application thereof, by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note, (ii) of a Tax Event (as defined below), or (iii) of an Investment Company Act Event (as defined below), the Company may redeem this Subordinated Note, in whole and not in part, at any time upon giving not less than ten (10) days’ notice to the Holder of this Subordinated Note at an amount equal to one hundred percent (100.0%) of the principal amount outstanding plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the Laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such Laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Act Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is, or within one hundred twenty (120) days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)                Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the original issue date of this Subordinated Note, this Subordinated Note shall be redeemable by the Company, in whole or in part, upon giving the notice required in Section 11(c), for a redemption price equal to one hundred percent (100.0%) of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)                Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the Redemption Date. Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder shall state: (i) the Redemption Date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)                Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(e)                Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by Law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)                 Federal Reserve Approval. If necessary, any redemption or prepayment of this Subordinated Note shall be subject to receipt of prior written approval by the Federal Reserve (or any successor bank regulatory agency having supervisory authority over the Company) and any and all other required federal and state regulatory approvals.

(g)                No Sinking Fund. The Subordinated Notes are not entitled to any sinking fund.

12.               Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

13.               Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by, the Laws of Georgia without giving effect to any conflicts of law provisions of such Laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Federal Reserve. If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of this Subordinated Note ceases to be deemed to be Tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of this Subordinated Note, the Company will promptly notify the Holder, and thereafter, subject to the Company’s right to redeem this Subordinated Note under such circumstances pursuant to the terms of this Subordinated Note, if requested by the Company, the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 capital.

14.               Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder at any time without notice to or consent of the Company, and the failure of Holder to comply with the requirements of Section 3 shall have no effect of the effectiveness of such assignment. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder. The Company may not assign this Subordinated Note or its obligations hereunder except as provided in Section 8 hereto or with the prior written consent of the Holder.

15.               Notes Solely Corporate Obligations. The Holder shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.

16.               Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.